UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On February 2, 2015, Exact Sciences Corporation (the “Company,” “we,” “us” and “our”) and MAYO Foundation for Medical Education and Research (“MAYO”) entered into an Amended and Restated License Agreement (the “Restated Agreement”), which amends and restates our License Agreement with MAYO dated June 11, 2009, as previously amended (the “Original Agreement”).  Pursuant to the Restated Agreement, our exclusive license from MAYO was expanded to include screening, surveillance and diagnostic tests and tools for use in connection with gastrointestinal cancers, precancers, diseases and conditions.  The Restated Agreement defines “gastrointestinal” to include certain airway organs (including the pharynx, larynx, trachea, bronchi and lungs) and certain head and neck organs (including nasal passages, mouth and throat).

The Restated Agreement reflects an expanded list of patent rights that MAYO licenses to us and extends the collaboration between us and the laboratory of Dr. David Ahlquist, a MAYO employee, for a five year period beginning January 31, 2015.  Additionally, MAYO granted to us a perpetual, exclusive license to certain markers identified during the collaboration period. Pursuant to the Restated Agreement, we will continue to provide funding for the collaborative work done in Dr. Ahlquist’s lab.

Pursuant to the Restated Agreement, we agreed to pay MAYO a low single digit royalty on our net sales of products using the licensed MAYO intellectual property.  We will also be required to pay MAYO $5,000,000, payable in five annual installments with the first installment being due on February 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: February 6, 2015	By:	/s/ William Megan
William Megan
Senior Vice President, Finance